Exhibit 99.B(i)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Compass EMP Funds Trust and to the use of our report dated August 28, 2015 on the financial statements and financial highlights of Compass EMP U.S. 500 Volatility Weighted Index ETF, Compass EMP U.S. 500 Enhanced Volatility Weighted Index ETF, Compass EMP U.S. EQ Income 100 Enhanced Volatility Weighted Index ETF, Compass EMP U.S. Discovery 500 Enhanced Volatility Weighted Index ETF, and Compass EMP Developed 500 Enhanced Volatility Weighted Index ETF, each a series of shares of beneficial interest of Compass EMP Funds Trust.  Such financial statements and financial highlights appear in the June 30, 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 27, 2015